UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 0-25076
                                     -------

                         GILMER FINANCIAL SERVICES, INC.
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             (Exact name of registrant as specified in its charter)


                   218 West Cass Street, Gilmer, Texas, 75644
                                 (903) 843-5525
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Common Stock ($0.01 par value)
   -------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
 ------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  X        Rule 12h-3(b)(1)(i)
                    ---                           ---
Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)
                    ---                           ---
Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)
                    ---                           ---
Rule 12g-4(a)(2)(ii)          Rule 12h-3(b)(2)(ii)
                    ---                           ---
                              Rule 15d-6
                                                  ---

Approximate  number of holders of record
as of the  certification or notice date:          157

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Gilmer Financial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




             Date:    May 19, 1999               By: /s/ Gary P. Cooper
                    ---------------------            ---------------------------
                                                       Gary P. Cooper
                                                       President and Chief
                                                         Executive Officer